                                                                  EXHIBIT 10.7.1
                         [LETTERHEAD OF CLEARCOMMERCE]


December 31, 1998

Mr. Bruce Shirey
Vice President- InternetSolutions
Card Services International
4227 Sunrise Blvd, Suite 200
Fair Oaks, CA 95628

Subject: License Agreement Addendum A- Extension of exclusivity and additional product purchases

Dear Bruce:

During our meeting of December 15-16/th/ and conference call today, we discussed CSI's desire for an extension of the CSI exclusivity on CyberPoint (Virtual LinkPoint). In exchange for ClearCommerce extending the exclusivity period, CSI agrees to purchase an additional number of software licenses. The following are the terms and scope of what was agreed upon, with this document becoming an addendum to the above agreements between CSI and ClearCommerce upon your signature below.

In addition, for an order placed by Dec. 31, 1998 for [*], CCC has agreed to the following:

  . CSI has the right to order additional SSL API or CyberPoint (Virtual LinkPoint) (licenses by February 28, 1999 at an agreed to price of [*]
     each). Based on [*] licenses this could result in savings to CSI of [*].

  . CCC agrees that the LinkPoint HTML and Virtual LinkPoint product will be combined to represent a single product for which one (1) license fee will be paid vs the 2 licenses currently charged. Based on 16,500 merchants this could represent savings to CSI of over [*].

  .  [*]

Exclusivity
-----------

The following supercedes Section 17 of the License and Service Agreement:

CCC will grant CSI a period of exclusivity for CyberPoint Client Side product as currently delivered as of (12/22/98) for one (1) year in the United States commencing December 31, 1998. In addition, CCC will grant one-year exclusivity from the delivery of each new feature(s) or products that CSI pays CCC to
         ----------------------------------
develop under a Professional Services contract. Additionally, a 90-day exclusivity for feature(s) that CCC planned to deliver in the future, but CSI funded to accelerate the delivery date.

     A.  CSI and CCC agree that exclusivity does Include:

         1. The CSI proprietary packaging of the functions and features into products known as Cyberpoint and Virtual LinkPoint.

         2. Any future CSI enhancement or individual components that comprise CyberPoint and Virtual LinkPoint.

         3. Any integration of features discussed in (B.3) into the CyberPoint product would be CSI specific and thus a CyberPoint and Virtual LinkPoint like Product. These features would not be relicensed by CCC until the end of the mutually agreed upon exclusivity period.

         4. The development of a specific CSI "Virtual/Physical" LinkPoint like terminal interface would be covered under the one year exclusivity agreement and specific to CSI's "Virtual/Physical" LinkPoint implementation.


[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

                            [LOGO OF CLEARCOMMERCE]


     B.  CSI and CCC agree that exclusivity does not Include:

         1. CSI ideas, concepts, etc. that is considered to be in the public domain. (For example, the concept of a point of sale terminal is in the public domain.

         2.   The CCC developed Internet point of sale terminal (sale manager).

         3. CCC planned enhancements. (For example: Recurring billing, Check, ACH, Auto merchant set-up, Debit card, Purchase Order, Smart Card, Magnetic card reader support and Purchasing Card Level II and Level III support, along with the appropriate fraud and reporting enhancement features to the Hosting and Merchant Engine and thus would be offered to the licensees of the Hosting and Merchant Engine)

         4. Market or third party requirements to CCC for development of common interfaces or other software.

         5. Any written requirement and specifications for CCC Professional Services by another company that may be the same or similar to CSI products providing that CCC does not use any CSI specification or CSI code developed on behalf of CSI by CCC while an exclusivity period is in effect.

         6. Any acceleration of CCC planned enhancements by any CSI funded development of a product or feature(s), and if it causes CCC to delay any planned release date of same product or feature(s). (For example, if CSI accelerates the development of Purchasing Card level II and/or level III, CCC will provide CSI a three-month exclusivity period as long as CCC did not plan to release the CSI requirement within that same three-month exclusivity period.

CCC may include the CyberPoint product and new enhancements in bids to ClearCommerce prospective customers during the exclusivity period with CSI's prior written approval to each specific prospect. Any derivative thereof, and/or any new functionality can only be interfaced to a CCC Hosting Engine, and must include a per copy license fee paid to CCC as referenced in this CSI/CCC agreement.

License Purchases
-----------------

On Page 5 of the License Agreement, the second page of the Product and Pricing Schedule, add the following paragraph to the Payment Terms section:

"CyberPoint, HTML Wrapper, and Storefront SSL API licenses: CSI will purchase additional [*] licenses for [*] each by Dec 31, 1998 totaling [*]. Payments will be scheduled as follows: [*] on January 1, 1999 [*]. On April 1, 1999, [*] on July 1, 1999, and [*] on September 30, 1999.

Contract Terms
--------------

The terms and conditions of this letter are hereby incorporated into the License and Service Agreement and Its attachments ("License Agreement"), executed June 30, 1998, and become an addendum to the License Agreement ("Addendum A"). The terms of the License Agreement hereby apply to this Addendum A upon execution by CSI. Any terms specified herein that Conflict with the terms of the License Agreement shall supersede the terms in the License Agreement, including the attachments. This Addendum A only applies to those products specified herein and to the extent noted.

This proposal for Addendum A by ClearCommerce is valid until December 31, 1998 and must be executed by CSI by that date. CSI's signature below will represent CSI acceptance of these terms and order for the [*] SSL API, CyberPoint (Virtual LinkPoint) licenses.

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Execution of this contract addendum by the parties signifies the agreement of the parties to the terms set forth herein with an execution of the last signature below.

ClearCommerce Corporation               Cardservice International
-------------------------               -------------------------

BY: /s/ Michael S. Gajeda               BY: /s/ Caesar Berger
    ----------------------------            ----------------------------

PRINTED NAME: Michael S. Gajeda         PRINTED NAME: Caesar Berger
              ------------------                      ------------------

TITLE: Vice President, CFO              TITLE: Senior Vice President
       -------------------------               -------------------------

DATE: 12/31/98                          DATE: 12.31.98
      --------------------------              --------------------------